UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2022

ICU MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34634	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer	,	San Clemente	,	California	92673
(Address of principal executive offices)					(Zip Code)

(949) 366-2183
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.10 per share	ICUI	The Nasdaq Stock Market LLC
(Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2022, the Board of Directors (the “Board”) of ICU Medical, Inc. (the “Company”) increased the size of the Board from eight to nine members and, upon the recommendation of its Nominating/Corporate Governance Committee, appointed William Seeger to serve as a director of the Company, effective immediately. The Board determined that Mr. Seeger qualifies as an independent director within the meaning of the listing requirements of NASDAQ. Mr. Seeger will serve on the Audit and Compliance Committee of the Company. Mr. Seeger will stand for election by the Company’s stockholders at the 2022 Annual Meeting of Stockholders, which is expected to be held in May 2022.

In connection with the January 6, 2022 acquisition of Smiths Medical 2020 Limited from Smiths Group International Holdings Limited ("Smiths"), the Company and Smiths entered into a Shareholders Agreement (the “Shareholders Agreement”) under which Smiths has the right to designate one individual for election to the Board so long as Smiths beneficially owns at least 5% of the total outstanding shares of the Company’s common stock. Mr. Seeger was designated for election by Smiths pursuant to the Shareholders Agreement. Pursuant to the Shareholders Agreement, neither Mr. Seeger nor any other director designated or nominated by Smiths is entitled to any compensation by the Company for service as a director, including any cash retainer payments or equity awards payable to members of the Board.

In connection with Mr. Seeger’s appointment to the Board, the Company and Mr. Seeger entered into an indemnification agreement in substantially the same form as the Company has entered into with each of the Company’s existing directors. The indemnification agreement requires, among other matters, that the Company indemnify Mr. Seeger to the maximum extent permitted under Delaware law for reasonable expenses and liabilities arising out of any proceeding involving Mr. Seeger by reason of his service as a member of the Board and advance to him all such expenses, subject to reimbursement if it is subsequently determined that such indemnification is not permitted.

Other than as set forth in the Shareholders Agreement, there is no arrangement or understanding between Mr. Seeger and any other person pursuant to which he was appointed as a director of the Company. There is no transaction to which the Company is a participant and in which Mr. Seeger has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K. There is no material plan, contract or arrangement with the Company (whether or not written) to which Mr. Seeger is a party or in which he participates that was entered into in connection with his appointment as a director.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICU MEDICAL, INC.

Date: February 1, 2022	By:	/s/ Brian M. Bonnell
Brian M. Bonnell
Chief Financial Officer